Exhibit 99.11

_____________________________________

LIMITED PARTNERSHIP AGREEMENT

OF

BI HOLDINGS, L.P.

Dated as of October 31, 2008
_____________________________________

THE LIMITED PARTNERSHIP INTERESTS OF BI HOLDINGS, L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THOSE LAWS.  THE INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY, AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND (II) THE TERMS AND CONDITIONS OF THIS AGREEMENT.  THE INTERESTS WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH THOSE LAWS AND THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE V WITHDRAWALS AND DISTRIBUTIONS		16
SECTION 5.01	Withdrawals and Distributions in General.	16
SECTION 5.02	Required Distributions.	17
SECTION 5.03	Method of Distributions..	17

i

ARTICLE VI ADMISSION OF NEW PARTNERS; CHANGES IN THE GENERAL PARTNER		17
SECTION 6.01	Admission of New Partners..	17
SECTION 6.02	Changes in the General Partner.	18

ii

LIMITED PARTNERSHIP AGREEMENT
OF
BI HOLDINGS, L.P.

This LIMITED PARTNERSHIP AGREEMENT of BI HOLDINGS, L.P., a Delaware limited partnership (the “Fund” or the “Partnership”), is made as of October 31, 2008, by and among Newcastle Capital Management, L.P. (the “General Partner”), as the general partner of the Fund and the persons designated as limited partners in the records of the Fund and who are signatories hereto or to agreements to be bound hereby (individually, a “Limited Partner” and collectively, the “Limited Partners”).

NOW, THEREFORE, for and in consideration of the agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

STATEMENT OF AGREEMENT

ARTICLE I
DEFINITIONS

For purposes of this Agreement, unless the context otherwise requires:

(a)           “Affiliate” means, with respect to a Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with the first Person.

(b)           “Agreement” means this Limited Partnership Agreement, as amended and/or restated from time to time.

(c)           “Beginning Value” means, with respect to any Fiscal Period, the Ending Value for the immediately preceding Fiscal Period, except that the initial Beginning Value shall be zero.

(d)           “Capital Account” has the meaning specified in Section 4.02(a).

(e)           “Carryforward Account” means a memorandum account to be recorded in the books and records of the Partnership with respect to each Limited Partner that has an initial balance of zero and that is adjusted as follows:

(1)
As of the first day after the close of each Performance Period for such Limited Partner, the balance of the Carryforward Account (a) is increased by the amount, if any, of such Limited Partner’s Negative Performance Change for such Performance Period and (b) is reduced (but not below zero) by the amount, if any, of such Limited Partner’s Positive Performance Change for such Performance Period.

(2)
As of the close of each Performance Period for such Limited Partner, any positive balance of the Carryforward Account is further adjusted if the Capital Account balance of such Limited Partner has been reduced during such Performance Period as a result of a distribution or a partial withdrawal, by reducing such positive balance (but not below zero) by an amount determined by multiplying (a) such positive balance by (b) a fraction, of which (i) the numerator is equal to the amount so distributed or withdrawn, and (ii) the denominator is equal to the balance of such Limited Partner’s Capital Account immediately before giving effect to such distribution or withdrawal.

(f)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)           “Commencement Date” means the first date on or as of which a Limited Partner is admitted to the Fund.

(h)           “Contribution” means any capital contribution by a Limited Partner to the Fund into a Capital Account as such capital contribution is affected by allocations, distributions and withdrawals with respect to such Capital Account.

(i)           “Customer” has the meaning specified in Section 3.04(b).

(j)           “Designated Company” shall mean Bell Industries, Inc., a California corporation.

(k)           “Designated Securities” means securities (including but not limited to shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes (including convertible notes), debentures or other securities) issued by the Designated Company or any of its Affiliates.

(l)           “Designee” has the meaning specified in Section 6.02.

(m)           “Ending Value” means, with respect to any Fiscal Period, the Fund’s Net Assets as of the close of business on the last day of such Fiscal Period.

(n)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)           “Fiscal Period” means each period beginning on the first day following the last day of the immediately preceding Fiscal Period, as the case may be, and ending as of the close of business on the earliest of (i) the date immediately preceding each date on which additional capital contributions are made to the Fund, (ii) the date immediately preceding each date on which there are withdrawals from or distributions by the Fund, (iii) the last day of each Fiscal Year during which the current Fiscal Period began, and (iv) the date on which the Fund is completely liquidated.

(p)           “Fiscal Year” has the meaning specified in Section 2.06.

(q)            “Fund” has the meaning specified in the preamble.

(r)           “General Partner” means Newcastle Capital Management, L.P. and/or such other Person that becomes general partner of the Fund pursuant to Section 6.02.

(s)           “Indemnitees” has the meaning specified in Section 3.06(a).

(t)           “Initial Capital Contribution” has the meaning specified in Section 4.01(a).

(u)           “Interest in the Fund” means the entire ownership interest of a Partner in the Fund, including the rights and obligations of such Partner under this Agreement and the Partnership Act.

(v)           “Limited Partner” and “Limited Partners” have the meanings provided in the preamble.

(w)            “NASD” means the National Association of Securities Dealers, Inc.

(x)           “NASD-restricted Issues” has the meaning assigned to such term in Section 4.10 hereof.

(y)           “Negative Performance Change” has the meaning specified in the definition of “Performance Change”.

(z)           “Net Assets” means the excess of the value of the Fund’s assets over its liabilities, determined as provided herein.

(aa)         “Net Capital Appreciation” means, with respect to any Fiscal Period, the excess of the Ending Value over the Beginning Value, plus the amount of any distributions and withdrawals during that Fiscal Period, and minus the amount of any capital contributions to the Fund during that Fiscal Period.

(bb)         “Net Capital Depreciation” means, with respect to any Fiscal Period, the excess of the Beginning Value over the Ending Value, plus the amount of any distributions and withdrawals during that Fiscal Period, and minus the amount of any capital contributions to the Fund during that Fiscal Period.

(cc)          “Non-Newcastle Limited Partner” means any Limited Partner other than Newcastle Partners, L.P. or an Affiliate thereof.

(dd)         “Partners” means the General Partner and the Limited Partners.

(ee)         “Partnership” has the meaning specified in the preamble.

(ff)           “Partnership Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

(gg)        “Partnership Percentage” has the meaning specified in Section 4.03.

(hh)        “Pass-Thru Partner” has the meaning specified in Section 9.03.

(ii)            “Performance Allocation” means, with respect to any Limited Partner, twenty percent (20%) of the amount, determined as of the close of each Performance Period with respect to such Limited Partner, by which (i) such Limited Partner’s Positive Performance Change for such Performance Period, if any, exceeds (ii) any positive balance in such Limited Partner’s Carryforward Account as of the most recent prior date as of which any adjustment has been made thereto after giving effect to such adjustment.

(jj)           “Performance Change” means, with respect to each Limited Partner for each Performance Period, the difference between:

(1)
the sum of (a) the balance of such Limited Partner’s Capital Account as of the close of the Performance Period (after giving effect to all allocations to be made to such Limited Partner’s Capital Account as of such date other than any Performance Allocation to be debited against such Limited Partner’s Capital Account), plus (b) any debits to such Limited Partner’s Capital Account during the Performance Period to reflect any actual or deemed distributions or withdrawals with respect to such Limited Partner’s Interests in the Fund, plus (c) any debits to such Limited Partner’s Capital Account during the Performance Period to reflect any items allocable to such Limited Partner’s Capital Account pursuant to Section 5.02(b); and

(2)
the sum of (a) the balance of such Limited Partner’s Capital Account as of the commencement of the Performance Period, plus (b) any credits to such Limited Partner’s Capital Account during the Performance Period to reflect any contributions by such Limited Partner to the capital of the Partnership.

If the amount specified in clause (1) exceeds the amount specified in clause (2), such difference is a “Positive Performance Change”, and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference is a “Negative Performance Change”.

(kk)           “Performance Period” means, with respect to each Limited Partner, the period commencing as of the date of admission to the Fund of such Limited Partner (or its predecessor, in the case of a substitute Limited Partner) and ending as of the close of business on the first to occur of the following after the applicable Commencement Date:

(1)	the withdrawal by such Limited Partner of the entire balance in its Capital Account in accordance with the terms of this Agreement;

(2)	the partial withdrawal by such Limited Partner from its Capital Account, but only with respect to such withdrawn amount in accordance with the terms of this Agreement;

(3)	the distribution to such Limited Partner of securities or proceeds of the sale of securities, but only with respect to the securities distributed or sold; or

(4)	the final distribution to such Limited Partner following the dissolution of the Fund;

provided that, in the case of any permitted transfer of Interests by a Non-Newcastle Limited Partner, the Performance Period with respect to the holder of such Interests (or any portion thereof) shall be deemed to have commenced as of the date of first transfer of the relevant Interests from Newcastle Partners, L.P. (or an Affiliate thereof) to any Non-Newcastle Limited Partner.

(ll)           “Person” means any individual, partnership, limited liability company, corporation, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity.

(mm)       “Positive Performance Change” has the meaning specified in the definition of “Performance Change”.

(nn)         “Publicly Traded Securities” means securities that are (a) traded on an established U.S. national or non-U.S. securities exchange or (b) reported through NASDAQ or a comparable established non-U.S. over-the-counter trading system.

(oo)         “Regulations” means regulations issued under the Code or any successor law.

(pp)        “Restricted Capital Accounts” has the meaning assigned to such term in Section 4.10 hereof.

(qq)        “Tax Account” has the meaning specified in Section 4.02(a).

(rr)           “Tax Matters Partner” has the meaning specified in Section 9.03.

(ss)          “Termination Date” has the meaning specified in Section 8.01.

(tt)           “Withdrawal Date” means the date as of which a Partner makes a withdrawal (in accordance with the terms of this Agreement) or that is the effective date of a distribution.

ARTICLE II
GENERAL PROVISIONS

SECTION 2.01            Formation

The Fund was formed on October 23, 2008, by the filing of a Certificate of Limited Partnership with the Secretary of State of Delaware.

SECTION 2.02            Name

The name of the Fund is “BI Holdings, L.P.”  The General Partner may make any variations in the Fund’s name which the General Partner deems necessary or advisable, including to comply with the laws of any jurisdiction in which the Fund may conduct business.

SECTION 2.03            Organizational Certificates and Other Filings.  If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of the Partnership Act and this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts that may be required to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware and (b) the operation of the Fund as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Fund conducts or proposes to conduct business.  Prior to commencing any activities in any jurisdiction the General Partner shall, if required by the laws of such jurisdiction, cause the Fund to comply with all requirements for the qualification of the Fund as a limited partnership, or a partnership in which the Limited Partners have limited liability, in such jurisdiction.

SECTION 2.04            Principal Place of Business.  The principal place of business of the Fund shall be located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, or at any other place that the General Partner may select.

SECTION 2.05            Registered Office and Registered Agent.  The address of the Fund’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name and address of the Fund’s registered agent for service of process in the State of Delaware is The Corporation Trust Company.

SECTION 2.06            Fiscal Year.  The fiscal year of the Fund (the “Fiscal Year”) shall end on December 31 of each calendar year or any other date deemed advisable by the General Partner and permitted under the Code.  The Fund shall have the same Fiscal Year for United States federal and state income tax purposes and for financial and partnership accounting purposes.

SECTION 2.07            Liability of Partners.

(a)           The names of all of the Partners and their status as General Partner or a Limited Partner shall be maintained in the records of the Fund.

(b)           The General Partner shall, as among the Partners, be entitled to require the prior exhaustion of the Fund’s assets and shall be entitled to the benefit of the indemnities set forth in Section 3.06 in respect of any liability for the repayment of debts and obligations of the Fund.

(c)           Each Limited Partner shall be a limited partner for the purposes of the Partnership Act and shall not be liable to the Fund or to any Partner or to any third party for the debts and obligations of the Fund and, subject to the specific requirements of the Partnership Act and the indemnity obligations of the Partnership set forth in Section 3.06, its sole liability shall be to pay any amount agreed to be contributed by it pursuant to any subscription agreement executed by such Limited Partner.

SECTION 2.08            Purposes.  The Fund is organized for the purpose of investing in Designated Securities to achieve appreciation on the Fund’s capital.  The Fund shall have the power to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions which the General Partner deems necessary or advisable in connection with the foregoing including, without limitation, to borrow or raise money.  Without limiting the foregoing, the Fund shall have the power to (i) enter into any transaction in respect to any Designated Securities held by the Fund, including but not limited to any merger, exchange, recapitalization or similar transaction, (ii) to convert or exchange any Designated Securities in accordance with the terms thereof (or determined not to so convert or exchange) and (iii) to hold in its discretion any security of the Designated Company or any other issuer received by the Fund upon exchange or conversion of Designated Securities (or any other securities) by way of any transaction or in accordance with the terms of the Designated Securities.

SECTION 2.09            Transfer of Limited Partner’s Interest.

(a)           A Limited Partner may not assign or otherwise transfer its Interest in the Fund in whole or in part to any Person except by operation of law without the prior written consent of the General Partner, which consent may be granted or denied for any reason or for no reason in the sole discretion of the General Partner, except that such consent shall not be unreasonably withheld with respect to a transfer of an Interest in whole or in part to an Affiliate, stockholder, limited partner or membership interest holder of the transferor, and which consent may be subject to such conditions, including the making of representations or the provision of opinions of counsel and an express separate agreement (notwithstanding the provisions of Section 2.09(d)) to be bound by the provisions of this Agreement in form and substance satisfactory to the General Partner, as the General Partner, in its sole discretion, may require.

(b)           Notwithstanding the foregoing or any provision of this Agreement to the contrary, no Limited Partner may assign or otherwise transfer all or any part of its Interest in the Fund if such assignment or transfer would jeopardize the status of the Fund as a partnership for federal income tax purposes, cause the Fund to be regulated as an investment company under the Investment Company Act of 1940, cause the Fund to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code, cause a dissolution of the Fund under the Partnership Act or violate, or cause the Fund to violate, any applicable law or regulation, or impose any additional materially burdensome registration requirements on the Fund or any Partner or otherwise subject the Fund or any Partner to any additional materially burdensome regulation, including in each case under any applicable federal, state or foreign securities laws.  Further, no Limited Partner may assign or otherwise transfer all or any part of its Interest in the Fund if such assignment or transfer would cause the Fund to be an entity defined in Section 401 of the Code, or result in or create a “prohibited transaction” (as defined in Section 4975(c) of the Code), or cause the Fund or a Partner or an Affiliate of a Partner to be or become a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(3)(2) of the Code) with respect to any “plan” (as defined in Section 3(3) of ERISA and/or Section 4975(e)(1) of the Code), or result in or cause the Fund, any Partner or any Affiliate of a Partner to be liable for excise tax under Chapter 42 of the Code.

(c)           An assignee or transferee of an Interest in the Fund may not be admitted to the Fund as a substitute Partner without the written consent of the General Partner, which consent may be granted or denied for any reason or for no reason in the sole discretion of the General Partner.  Any assignee or transferee of an Interest in the Fund that is admitted to the Fund as a Partner with the consent of the General Partner shall be bound by all terms and conditions of this Agreement. An assignee or transferee of an Interest in the Fund of a Limited Partner that is not admitted to the Fund as a Partner shall have only the rights of an assignee of a partnership interest under the Partnership Act and, accordingly, shall only be entitled to share in Fund income, gain, loss, deductions, credits and distributions and shall not have the power to exercise any rights or powers of a Partner of the Fund.

(d)           If any Interest in the Fund is assigned during any accounting period in compliance with the provisions of this Section 2.09, all distributions on or before the date of such assignment shall be made to the assignor, and all distributions thereafter shall be made to the assignee.

(e)           Any attempted assignment or substitution not made in accordance with this Section 2.09 shall be null and void.

(f)           A permitted assignee or transferee of Interests represents and warrants that such Person is (i) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (B) the Interests transferred or assigned are being acquired by such Person for its own account for investment purposes only and not with a view towards resale or distribution and (C) such Person understands that the Interests (together with Designated Securities held by the Fund) have not been and will not be registered under the Securities Act, the securities laws of any state or the securities laws of any other jurisdiction and that such securities must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration under the Securities Act and such state securities laws covering the sale thereof is available.

ARTICLE III
MANAGEMENT OF THE FUND

SECTION 3.01            Management Generally.  The General Partner shall be vested with the complete control of the management and conduct of the business of the Fund.  The Limited Partners shall have no responsibility for the management of the Fund and shall have no authority or right to act on behalf of the Fund or to bind the Fund in connection with any matter.  The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by the Limited Partner in the control of the business of the Fund so as to make the Limited Partner liable as a general partner for the debts and obligations of the Fund for purposes of the Partnership Act.

SECTION 3.02            Powers of the General Partner.

(a)           Subject to the provisions of Section 3.02(b), the General Partner shall have the power on behalf and in the name of the Fund to carry out any and all of the purposes of the Fund set forth in Section 2.08 and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto, including without limitation the power to:

(i)           Open, maintain and close accounts with brokers (which power shall include the authority to issue all instructions and authorizations to brokers regarding securities and money therein and to pay, or authorize the payment and reimbursement of, brokerage commissions) and open, maintain and close bank accounts and draw checks or other orders for the payment of monies;

(ii)           Do any and all acts on behalf of the Fund and exercise all rights of the Fund with respect to its interest in any Person, including without limitation the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

(iii)           Organize one or more corporations or other entities to hold record title, as nominee for the Fund, to securities or funds of the Fund;

(iv)           Lend, with or without security, any of the properties of the Fund and from time to time, without limitation as to amount, borrow or raise funds and secure the payment of obligations of the Fund by mortgage upon, or pledge of, all or any part of the properties of the Fund;

(v)           Make, in its sole discretion, any and all elections for federal, state, local and foreign tax purposes, including any election to adjust the basis of Fund property pursuant to Section 754 of the Code; and

(vi)          Authorize any director, officer, employee or other agent of the General Partner or agent or employee of the Fund to act for and on behalf of the Fund in all matters incidental to the foregoing.

The General Partner may perform its obligations hereunder itself or through its Affiliates.  Nothing in this Agreement shall restrict the General Partner, on behalf of the Fund, from (i) entering into any transaction, or exercising any terms, in respect to any Designated Securities held by the Fund, including but not limited to any merger, exchange, recapitalization or similar transaction, (ii) converting or exchanging any Designated Securities in accordance with the terms thereof (or determining not to so convert or exchange) and (iii) holding in its discretion any security (including any Designated Security) of any issuer received by the Fund upon exchange or conversion of Designated Securities (or any other securities).

SECTION 3.03            Reliance by Third Parties.  Persons dealing with the Fund are entitled to rely conclusively on a certificate of the General Partner to the effect that it is acting as the General Partner and on the power and authority of the General Partner set forth herein.

SECTION 3.04            Other Activities of the General Partner.

(a)           The General Partner shall devote that amount of its time to the affairs of the Fund that in its judgment the conduct of the Fund’s business reasonably requires.

(b)           The parties hereto acknowledge that:

(i)           the General Partner acts and may in the future act as investment adviser, sponsor or general partner for Newcastle Partners, L.P. and other customers, accounts and pooled investment vehicles (individually, a “Customer” and collectively, “Customers”) and may give advice, and take action, with respect to any of those Customers which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund;

(ii)           because the General Partner may act as investment advisor, sponsor or general partner for other Customers, certain situations may arise in which the Fund may hold a class of security of an issuer’s capital structure while another Customer may hold a different class of security of the capital structure of the same issuer; the General Partner will take such action as it, in its sole discretion, deems appropriate and equitable to minimize potential conflicts of interest that may arise in this situation; and

(iii)           the General Partner’s Affiliates and officers, directors and employees of the General Partner and such Affiliates may engage in transactions or cause or advise other Customers to engage in transactions which may differ from or be identical to the transactions engaged in by the General Partner for the Fund’s account.

(iv)           Newcastle Partners, L.P. is a limited partner in the Fund.

The General Partner shall not have any obligation to engage in any transaction for the Fund’s account or to recommend any transaction to the Fund which any of the General Partner’s Affiliates or any of the officers, directors or employees of the General Partner or the General Partner’s Affiliates may engage in for their own accounts or the account of any other Customer, except as otherwise required by applicable law.  To the extent permitted by law, the General Partner shall be permitted to bunch or aggregate orders for the Fund’s account with orders for other accounts.

(c)           By reason of the General Partner’s investment advisory activities (including by virtue of a management or board of directors position of principals or employees of the General Partner), the General Partner or its Affiliates may acquire confidential information or be restricted from initiating transactions in certain securities.  In addition, by reason of the activities of the General Partner or its Affiliates, the General Partner may be restricted from initiating transactions in certain securities.  It is acknowledged and agreed that the General Partner will not be free to divulge, or to act upon, any such confidential information with respect to the General Partner’s performance of its responsibilities under this Agreement and that, due to such a restriction, the General Partner may not initiate a transaction the General Partner otherwise might have initiated.

(d)           No Limited Partner shall, by reason of being a Limited Partner in the Fund, have any right to participate in any manner in any profits or income earned or derived by or accruing to the General Partner, any of its Affiliates or their respective partners, directors, officers, employees or shareholders from the conduct of any business other than the business of the Fund or from any transaction in securities effected by the General Partner, any of its Affiliates or their respective partners, directors, officers, employees or shareholders for any account other than that of the Fund.

SECTION 3.05            Limitation on Liability.

(a)           To the fullest extent permitted by law, none of the General Partner, its Affiliates or their respective partners, officers, directors, employees, shareholders and agents shall be liable to the Fund or any other Partner for (i) any act or omission by the General Partner in connection with the conduct of the business of the Fund that is determined by the General Partner in good faith to be in or not opposed to the best interests of the Fund, unless that act or omission constitutes willful misconduct, gross negligence, a violation of federal or state securities laws or criminal wrongdoing by the General Partner, (ii) any action or omission by any other Partner or (iii) any mistake, negligence, misconduct or bad faith of any broker or other agent of the Fund selected by the General Partner with reasonable care.  To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Fund or to another Partner, the General Partner acting under this Agreement shall not be liable to the Fund or to any such other Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the General Partner.

(b)           The General Partner shall not have any personal liability to the Fund or any other Partner by reason of any change in United States federal, state, local or foreign income tax laws, or in interpretations thereof, as they apply to the Fund or the Limited Partners, whether the change occurs through legislative, judicial or administrative action.

(c)           The General Partner may consult with legal counsel or accountants selected by it and any act or omission by it on behalf of the Fund or in furtherance of the business of the Fund in good faith in reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission, and the General Partner shall be fully protected in so acting or omitting to act if the counsel or accountants were selected with reasonable care.

SECTION 3.06            Indemnification.

(a)           To the fullest extent permitted by law, the Fund shall indemnify and save harmless the General Partner, its Affiliates and any of their respective partners, officers, employees, directors, shareholders and agents, in each case other than in a capacity as a Limited Partner (the “Indemnitees”), from and against any and all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the business of the Fund or the performance by the Indemnitee of any of the General Partner’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if it is determined as provided in the Partnership Act that the Indemnitee acted in good faith and (i) in the case of conduct in the Indemnitee’s official capacity as General Partner, in a manner the Indemnitee reasonably believed to be in the best interests of the Fund, or (ii) in the case of conduct other than in the Indemnitee’s official capacity as General Partner, in a manner the Indemnitee reasonably believed to be not opposed to the best interests of the Fund, and (iii) in the case of a criminal proceeding, the Indemnitee had no reasonable cause to believe that its conduct was unlawful.  The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an Indemnitee did not meet the requirements for indemnification under this Agreement or the Partnership Act.  AN INDEMNITEE OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER SHALL BE ENTITLED THERETO NOTWITHSTANDING THE INDEMNITEE’S SOLE, JOINT OR CONCURRENT NEGLIGENCE.  The satisfaction of any indemnification and any saving harmless obligation pursuant to this Section 3.06(a) shall be from and limited to Fund assets, and no Partner shall have any personal liability on account thereof.  A determination that indemnification is permissible under this Section 3.06(a) must be made in accordance with the provisions of the Partnership Act.

(b)           Expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Fund prior to the final disposition thereof (without the determination as to the permissibility of indemnification specified in the Partnership Act) upon receipt of a written confirmation by or on behalf of the Indemnitee that the Indemnitee believes in good faith that it has met the standard of conduct necessary for indemnification under this Agreement and the Partnership Act and a written undertaking by or on behalf of the General Partner to repay the amount paid or reimbursed if it is ultimately determined that the Indemnitee has not met the standard or it is ultimately determined that indemnification of the Indemnitee against expenses incurred by it in such proceeding is prohibited under the Partnership Act or this Agreement.  The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which the Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall be extended to the Indemnitee’s successors, assigns and legal representatives.

SECTION 3.07            Expenses.  The Fund shall bear all operating expenses of the Fund, including the Fund’s custody expenses, the Fund’s investment expenses (if any), including brokerage costs, interest charges and legal expenses incurred with respect to transactions in securities, and legal, accounting and reporting expenses. To the extent that the General Partner or any of its Affiliates pays any of the foregoing expenses, the Fund shall be obligated to reimburse the General Partner or such Affiliate, as the case may be. The Fund may establish and maintain reserves and working capital balances in bank accounts and other cash equivalent investments in such amounts as the General Partner may determine in its discretion to be necessary or desirable for contingencies and to meet Fund expenses.  Cash proceeds of any sale or other disposition of the Fund’s investments that are not needed to fund such reserves or working capital balances shall be distributed to the Partners subject to the provisions of Article V.

ARTICLE IV
CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS AND ALLOCATIONS

SECTION 4.01            Capital Contributions.

(a)           Set forth on Schedule 1 are the initial capital contributions of the Partners to the Fund, including the capital contribution (the “Initial Capital Contribution”) of Designated Securities by Newcastle Partners, L.P. which shall constitute the principal initial holdings of the Fund.

(b)           A Limited Partner shall not be required to make any additional capital contributions to the Fund, except to the extent expressly provided for in Section 2.07(c).   Additional capital contributions may be made by Limited Partners only in accordance with the provisions of Section 4.01(b).  The General Partner has the right at any time to raise capital from any other Person to make additional contributions to the capital of the Fund as a Limited Partner or General Partner.  Except as provided in the Partnership Act, the General Partner is not required or obligated to make any additional contributions to the capital of the Fund.

(c)           The General Partner in its sole discretion may accept additional capital contributions by existing Partners and initial capital contributions by newly admitted Partners in any amount and at any time.  Capital contributions to the Fund may be made only in cash except as the General Partner may otherwise agree in its sole discretion.

(d)           Except as expressly set forth in this Agreement, no Partner shall be entitled to any return of capital, interest or compensation by reason of its capital contributions or by reason of its status as a Partner.

SECTION 4.02            Capital Accounts and Tax Accounts.

(a)           The Fund shall establish for each Partner a tax capital account for income tax accounting purposes (“Tax Account”) and a book capital account for partnership accounting purposes (“Capital Account”).  The initial balance of the Capital Account and the Tax Account for each Partner shall be the amount of the Partner’s Initial Capital Contribution to the Fund.  Thereafter, the Tax Account and Capital Account shall be adjusted as provided in this Article IV.

(b)           At the end of each taxable year of the Fund, the initial balance of the Tax Account of each Partner shall from time to time be:

(i)           increased by (x) the amount of any cash contributed by the Partner to the Fund’s capital in addition to the Partner’s Initial Capital Contribution, (y) the Partner’s allocable share of Fund taxable income and (z) the Partner’s allocable share of Fund income exempt from federal income taxation; and

(ii)           decreased by (x) the amount of cash and the adjusted tax basis of other property distributed to the Partner, (y) the Partner’s allocable share of Fund taxable loss, including capital loss and (z) the Partner’s allocable share of Fund expenditures which are neither required to be capitalized nor deductible by the Fund in computing its taxable income.

(c)           At the end of each Fiscal Period, the initial balance of the Capital Account of each Partner shall from time to time be:

(i)           increased by (x) the amount of any cash contributed by the Partner to the Fund’s capital in addition to the Partner’s Initial Capital Contribution, and (y) the positive adjustments to the Partner’s Capital Account provided for in this Article; and

(ii)           decreased by (x) the amount of cash and the value of other property distributed to the Partner, and (y) the negative adjustments to the Partner’s Capital Account provided for in this Article.

SECTION 4.03            Partnership Percentages.  A “Partnership Percentage” shall be determined for each Partner’s Capital Account for each Fiscal Period of the Fund by dividing the amount of each Partner’s Capital Account by the aggregate Capital Accounts of all Partners as of the beginning of such Fiscal Period after taking into account Capital Contributions, payable as of such date.  The sum of the Partnership Percentages shall equal 100 percent.

SECTION 4.04            Allocation of Net Capital Appreciation or Net Capital Depreciation; Performance Allocation.

(a)           At the end of each Fiscal Period, the Capital Account of each Partner (including the General Partner) for such Fiscal Period shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation, as the case may be, to the Capital Accounts of all the Partners (including the General Partner) in proportion to the respective Partnership Percentages of each Capital Account.

(b)           The Performance Allocation of each Limited Partner shall be debited against the Capital Account of such Limited Partner as of the last day of each Performance Period with respect to such Limited Partner, and the amount so debited shall be simultaneously credited to the Capital Account of the General Partner.  Notwithstanding anything to the contrary, unless the General Partner shall otherwise determine, no Performance Allocation shall be charged to Newcastle Partners, L.P. with respect to any Interest in the Fund held directly by Newcastle Partners, L.P.

(c)           For any partial withdrawal by or distribution to a Limited Partner from its Capital Account, such Limited Partner’s Capital Account will be charged with the Performance Allocation at the time of withdrawal or distribution in accordance with Section 4.04(b) on the withdrawn or distributed amount on a pro rata basis.  Any amount of Positive Performance Change with respect to which the Performance Allocation was not applied due to the pro rata application of the Performance Allocation shall be included in the Positive Performance Change for the subsequent Performance Period when calculating the Performance Allocation for such subsequent Performance Period.

(d)           Notwithstanding Section 4.04(a), no allocation of Net Capital Depreciation shall be made to the Capital Account of any Partner to the extent that it would cause or increase a deficit balance in the Partner’s Capital Account as of the end of the Fiscal Period to which the allocation relates.  The amount of any Net Capital Depreciation that, but for this Section 4.04(d), would otherwise have been allocated to a Partner shall instead be allocated to the Capital Accounts of those Partners having positive Capital Account balances, in proportion thereto, and after all such positive balances are reduced to zero, shall be allocated to the General Partner.  For purposes of this Section 4.04(d) and Section 4.04(e), the balance of a Partner’s Capital Account shall be increased by any amount thereof the Partner is obligated to restore or is treated as obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and shall be reduced by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(e)           Notwithstanding any other provision of this Section 4.04, any Partner who unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit balance in the Partner’s Capital Account shall thereafter be allocated items of income (including gross income) and gain of the Fund for Capital Account purposes in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible.  Any amounts allocated pursuant to this Section 4.04(e) for any Fiscal Period shall be excluded from the determination of Net Capital Appreciation or Net Capital Depreciation for the Fiscal Period.

(f)           Notwithstanding any other provision of this Section 4.04, but subject to Sections 4.04(d) and (e), if any allocations are made pursuant to Sections 4.04(d) or 4.04(e), subsequent allocations of items of Fund income, gain, loss or deduction determined for Capital Account purposes may be made by the General Partner so that the net amount of items allocated to the Capital Account of each Partner pursuant to this Section 4.04 shall, to the extent possible, be equal to the net amount that would have been allocated thereto if the prior allocations pursuant to Sections 4.04(d) or 4.04(e) had not occurred.  Any amounts of income, gain, loss or deduction allocated pursuant to this Section 4.04(f) for any Fiscal Period shall be excluded from the determination of Net Capital Appreciation or Net Capital Depreciation for the Fiscal Period.

(g)           To the extent, if any, that expenses to be borne by the General Partner are deemed to constitute items of Fund loss, expense or deduction rather than items of loss, expense or deduction of the General Partner, the payment of such expenses by the General Partner shall be deemed a capital contribution to the Fund and such items shall be allocated 100% to the General Partner.  Any amounts allocated pursuant to this Section 4.04(g) for any Fiscal Period shall be excluded from the determination of Net Capital Appreciation or Net Capital Depreciation for the Fiscal Period.

(h)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent therewith.

SECTION 4.05            Tax Account Allocations.  For each taxable year of the Fund, items of income, gain, loss, deduction or credit (including items of income or gain which are not subject to federal income taxation and items which are not deductible for federal income tax purposes and not properly chargeable to capital accounts) determined for federal income tax purposes shall be allocated solely for federal income tax purposes among the Tax Accounts of the Partners in a manner, as reasonably determined by the General Partner, which reflects equitably the amounts and items credited or debited to each Partner’s Capital Account during the current taxable year of the Fund.  In the case of a distribution of the net proceeds of sale of securities described in Section 5.02(a), items of income, gain or loss realized upon the sale of such securities shall be allocated solely to those Partners (including the General Partner) to whom such proceeds of sale are distributed.  The allocations referred to in this Section 4.05 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code and in accordance with temporary and final Regulations.  Each Limited Partner hereby authorizes the General Partner to prepare and execute on its behalf any amendments to this Agreement necessary or appropriate in the opinion of the General Partner to enable the method of allocation selected by the General Partner to comply with the provisions of Code Section 704(c) and the Regulations.

SECTION 4.06            Changes of Interest.  To reflect the varying interests of the Partners during each taxable year, the Fund may use any method allowable under the Code selected by the General Partner.

SECTION 4.07            Valuation of Assets.  Securities held by the Fund which are listed on a securities exchange shall be valued by the General Partner at their last sales prices on the principal securities exchange on which they are traded on the date of determination (or, if the date of determination is not a date upon which that securities exchange was open for trading, on the last prior date on which that securities exchange was so open).  If no sales of these securities occurred on the foregoing dates, the securities shall be valued at the “bid” price for long positions and the “asked” price for short positions on the principal securities exchange on which they are traded on the date of determination (or, if the date of determination is not a date upon which that securities exchange was open for trading, on the last prior date on which it was so open), unless the securities are included in an organized over-the-counter trading system, in which case they shall be valued based upon their last sales prices as reported on such reporting system (if these prices are available).  All other securities and assets for which market quotations are not readily available shall be valued at fair value as determined in good faith by the General Partner.  Any assets or liabilities initially expressed in terms of currencies other than U.S. dollars will be translated into dollars at spot conversion rates as quoted on the day of such translation or, if no such rate is quoted on such date, at the previously quoted exchange rate or at such other appropriate rate as may be determined by the General Partner.

SECTION 4.08            Liabilities.  Liabilities shall be determined based upon generally accepted accounting principles as a guideline, with such adjustments as the General Partner in its sole discretion deems fair and reasonable in order to properly value the Fund’s liabilities.

SECTION 4.09            Determination by the General Partner of Certain Matters.  All matters concerning the valuation of securities and other assets and liabilities of the Fund, the allocation of income, gain, loss and deduction of the Fund among the Partners, and accounting procedures, not expressly provided for by the terms of this Agreement, shall be determined in good faith by the General Partner, which determination shall be final and conclusive as to all Partners absent manifest error.

ARTICLE V
WITHDRAWALS AND DISTRIBUTIONS

SECTION 5.01            Withdrawals and Distributions in General.

(a)           No Partner shall be entitled to receive distributions, withdraw any amount from such Partner’s Capital Account or withdraw from the Fund except as provided in Sections 5.02, 7.02 and 8.02; provided that the General Partner may make pro rata distributions based upon Capital Account balances in amounts and at times that it determines in its sole discretion.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, in connection with any distribution to the Partners under this Article V, the General Partner shall be entitled to make an initial distribution or payment of amounts to the General Partner to satisfy, in full or in part (as determined by the General Partner in its discretion) any Performance Allocation, reimbursable expense and/or other liability payable to the General Partner.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, the General Partner may, in its sole discretion, permit withdrawals by Limited Partners at times and may, in such case and in its sole discretion, impose a fee of not greater than 5% of the amount withdrawn.  Withdrawals permitted pursuant to this Section 5.01(c) may be in cash or in kind, as determined by the General Partner in its discretion.

SECTION 5.02            Required Distributions.

(a)           If the Fund disposes of any securities (including any Designated Securities) for cash, each Partner shall be entitled to elect to receive, with respect to its pro rata interest (based on Partnership Percentages) in such securities disposed of and after giving effect to any Performance Allocation and any provision by the General Partner for Fund liabilities (including but not limited to accrued expenses) in accordance with this Agreement and reserves for contingencies and estimated expenses, a distribution of the net proceeds of such sale (net of expenses incurred in connection therewith).  For purposes of this Section 5.02(a), a disposition shall be deemed to include the return of principal in cash with respect to all or a portion of applicable Designated Securities (upon maturity or otherwise). Any distribution made to the Partners pursuant to the provisions of Section 5.02 shall be made as promptly as practicable, but in any event within 90 days following the relevant sale date.

(b)           Notwithstanding any provision of this Agreement to the contrary, the General Partner is authorized to withhold and pay over to the Internal Revenue Service or any other taxing authority, pursuant to Sections 1441, 1442, 1445 or 1446 of the Code, or any successor provisions or comparable provisions of other applicable tax laws, at the times required by those Sections or provisions, the amounts the Fund is required to withhold under those Sections or provisions, as from time to time in effect.  Each Partner shall furnish the General Partner with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents, as well as such information, forms and certifications as are necessary with respect to any withholding taxes imposed by countries other than the United States and represents and warrants that the information and forms furnished by it shall be true and accurate in all respects.  Each Partner hereby agrees to indemnify the Fund and the General Partner for its allocable share of any applicable withholding tax of any type whatsoever (including any liability for penalties, additions to tax or interest) attributable to such Partner’s share of the income of the Fund or attributable to distributions to such Partner.  For purposes of this Agreement, any amount of taxes withheld and paid over by the General Partner with respect to a Partner’s distributive share of the Fund’s gross income shall be treated as a cash distribution to the Partner and shall be charged as of the date of payment against the Capital Account and Tax Account of the Partner.

SECTION 5.03            Method of Distributions.  Subject to Sections 5.02(a) and 5.02(b), in the sole discretion of the General Partner, withdrawals and distributions may be made in cash or in securities valued at their fair market value pursuant to Section 4.07.

ARTICLE VI
ADMISSION OF NEW PARTNERS; CHANGES IN THE GENERAL PARTNER

SECTION 6.01            Admission of New Partners.  New Partners may, with the consent of the General Partner and without the approval of any Limited Partner, be admitted to the Fund at any time on terms determined by the General Partner in its sole discretion.  If required by the General Partner, each new Partner shall be required to execute an agreement pursuant to which it becomes bound by the terms of this Agreement.  Admission of a new Partner shall not be a cause for dissolution of the Fund.

SECTION 6.02            Changes in the General Partner.  Without the approval of the Limited Partners, the General Partner may withdraw as general partner of the Fund and designate an Affiliate of the General Partner or any successor to the business or assets of the General Partner (the “Designee”) to be substituted as General Partner as long as the General Partner obtains an opinion of counsel that such withdrawal and substitution shall not cause the Fund to be classified as a person or entity other than a partnership for federal income tax purposes.  The Designee shall become and have all of the rights, powers and duties of the General Partner for all purposes of this Agreement.

ARTICLE VII
WITHDRAWAL, DEATH OR INCOMPETENCY OF PARTNERS

SECTION 7.01            Withdrawal, Death, Etc., of Partners.

(a)           The General Partner shall not have the right to withdraw from the Fund except as provided in Section 6.02.

(b)           The withdrawal, death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Fund.  The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner’s Interest in the Fund upon the death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner, but shall not be admitted as a substitute Partner without the consent of the General Partner, which consent may be given or withheld in its sole discretion.  In the event of death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner, the interest of the Limited Partner shall continue at the risk of the Fund’s business until the termination of the Fund, and the applicable Limited Partner or its legal representatives as assignees shall be entitled to such economic rights (including sharing of income, gain, less, deductions, credits and distributions) as shall apply to the Limited Partners generally with respect to the applicable interest.

SECTION 7.02            Required Withdrawals of Limited Partners.  The General Partner may redeem all or any portion of any Limited Partner’s Interest in the Fund at any time upon at least five days prior written notice if the General Partner determines that the continued participation of the Limited Partner in the Fund might cause the Fund or any Partner to violate any law, or cause the assets of the Fund to be deemed to be “plan assets” under ERISA and the regulations thereunder or otherwise cause the Fund to be subject to any material regulatory requirement to which it would not otherwise be subject or if any litigation is commenced or threatened against the Fund or any Partner arising out of, or relating to, the participation of the Limited Partner in the Fund.   Notwithstanding anything to the contrary, any redemption made pursuant to this Section 7.02 may be made in cash or securities (whether or not Publicly Traded Securities); and provided further that the General Partner may, in its discretion, require that any such Limited Partner being redeemed execute a stockholder agreement with respect to any securities distributed containing such terms and conditions (including, but not limited to, transfer restrictions, a voting agreement, drag along rights and other terms customarily included in a stockholder agreement) as the General Partner determines in its sole discretion.  Any distribution on, or redemption of, all or any portion of the Capital Account of the Partner pursuant to the foregoing is also subject to the provision by the General Partner for all Fund liabilities in accordance with all provisions of the Partnership Act and other applicable law and for reserves for contingencies and estimated accrued expenses.  The unused portion of any reserve shall be distributed after the General Partner shall have determined that the need therefor shall have ceased.

ARTICLE VIII
DURATION AND TERMINATION OF THE FUND

SECTION 8.01            Duration.  The Fund shall continue until it is dissolved and subsequently terminated, which dissolution shall occur upon the earliest of (i) one hundred and twenty days following the Termination Date, (ii) a determination made by the General Partner at any time to dissolve the Fund for any reason, (iii) the bankruptcy or insolvency of the General Partner or (iv) the termination, dissolution or withdrawal of the General Partner without a corresponding permitted substitution pursuant to Section 6.02.  For purposes of this Agreement, the “Termination Date” shall mean the fifth anniversary of the date of this Agreement; provided that the General Partner shall be permitted in its sole discretion to extend the Termination Date for up to three (3) successive periods of one year each (i.e., until the sixth, seventh and/or eighth anniversary of the date of this Agreement) upon notice to the Partners at least 60 days prior to the effective date of such extension.

SECTION 8.02            Termination.  Upon dissolution of the Fund, the Fund shall be wound up and liquidated.  The General Partner or any other Person or Persons who are winding up the affairs of the Fund shall make distributions out of Fund assets in the following manner and order:

(a)           to the payment of the expenses of the dissolution, winding up and liquidation of the Fund;

(b)           to pay all creditors of the Fund, other than Partners, either by the payment thereof or the making of reasonable provision therefor;

(c)           to establish reserves, in amounts deemed appropriate by the General Partner or such liquidator, to meet other liabilities of the Fund (known or unknown); and

(d)           to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Fund that are Partners, either by the payment thereof or the making of reasonable provision therefore, including in respect of any Performance Allocation owing to the General Partner.

The remaining assets of the Fund shall be distributed to the Partners in accordance with the positive balances of their respective Capital Accounts (determined after taking into account all Capital Account adjustments for the Fund’s taxable year during which the liquidation occurs) by the end of the taxable year during which the liquidation occurs or, if later, within 90 days after the date of such liquidation.  For purposes of the application of this Section 8.02 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Fund shall be treated as realized and recognized immediately before the date of any distribution.

SECTION 8.03            Distributions in Cash or in Kind upon Termination.  Notwithstanding anything to the contrary set forth in this Agreement, upon dissolution of the Fund, the General Partner (or any other Person or Persons who are winding up the affairs of the Fund) shall use its commercially reasonable efforts to liquidate all of Fund assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 8.02, provided that if in the good faith business judgment of the General Partner (or such other Person) a Fund asset should not be liquidated, the General Partner (or such other Person) shall distribute said assets (whether or not any such securities are Publicly Traded Securities), in accordance with Section 8.02, subject to the priorities set forth in Section 8.02, and provided, further, that the General Partner (or such other Person) will in good faith attempt to liquidate sufficient Fund assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in paragraphs (a)-(d) of Section 8.02.

SECTION 8.04            Restoration Obligation.  As among the Partners, no Partner shall have an obligation to restore a negative balance in its Capital Account.

SECTION 8.05            General Partner Not Liable for Return of Capital Contributions.  None of the General Partner or any of its Affiliates shall be liable for the return of the Capital Contributions of any Partner, and such return shall be made solely from available Fund assets, if any, and each Limited Partner hereby waives any and all claims it may have against the General Partner or any Affiliate thereof in this regard.

ARTICLE IX
TAX RETURNS; REPORTS TO PARTNERS

SECTION 9.01            Books and Records.  The books and records of the Fund shall, at the cost and expense of the Fund, be kept or caused to be kept at the principal place of business of the Fund.  The books and records shall be kept on the basis of a calendar year, and shall reflect all transactions of the Fund and be appropriate and adequate for conducting the business of the Fund.  The Limited Partners shall have the right, during business hours and on reasonable prior notice to the General Partner, to inspect the books and records of the Partnership and make copies thereof.  Each Limited Partner, by its exercise of the rights conferred by this Section 9.01, agrees to maintain the confidentiality of any information received by it pursuant to this Section 9.01 unless and until such information becomes public (other than through action or omission of a Limited Partner) or is otherwise no longer confidential or is required by applicable law or legal process to be disclosed.

SECTION 9.02            Filing of Tax Returns.  The General Partner shall prepare and file, or cause the accountants of the Fund to prepare and file, a federal information tax return in compliance with Section 6031 of the Code and any other returns that are required thereby together with any required foreign, state and local income tax and information returns for each tax year of the Fund.

SECTION 9.03            Tax Matters Partner.  The General Partner shall be designated on the Fund’s annual federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Fund for purposes of Section 6231(a)(7) of the Code.  Each Person (for purposes of this Section 9.03, called a “Pass-Thru Partner”) that holds or controls an interest as a Limited Partner on behalf of, or for the benefit of, another Person or Persons, or which Pass-Thru Partner is beneficially owned, directly or indirectly, by another Person or Persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey that notice or other document in writing to all holders of beneficial interests in the Fund holding such interest through the Pass-Thru Partner.  If the Fund shall be the subject of an income tax audit by any federal, state or local authority, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding on, the Fund and each Partner.  All expenses incurred in connection with any audit, investigation, settlement or review shall be borne by the Fund.

SECTION 9.04            Consistent Reporting.  The Limited Partners shall not take any position on their individual tax returns inconsistent with the reporting of tax items on the Fund’s tax return.

SECTION 9.05            Reports to Current Partners.  Within 90 days after the end of each Fiscal Year, the Fund shall prepare and mail to each Partner a report setting forth as of the end of that Fiscal Year:

(a)           to the extent such financial statements have been prepared or are otherwise available with respect to the Designated Company (or its successor) (or its principal operating subsidiary or subsidiaries), audited annual financial statements of the Designated Company (or its successor) (or such other principal operating subsidiary or subsidiaries) prepared in accordance with GAAP, unless such financial statements are publicly filed;

(b)           a statement showing the Net Capital Appreciation or Net Capital Depreciation, as the case may be, for that year; and

(c)           the Partner’s Capital Account as of the end of that Fiscal Year and the manner of its calculation.

The General Partner shall use commercially reasonable efforts to provide to a Limited Partner such other information as is reasonably requested by such Limited Partner for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership to the extent that any such efforts shall not impose any undue cost or burden on the General Partner or the Fund or otherwise interfere with the operations of the General Partner or the Fund, as determined by the General Partner in its sole discretion.

SECTION 9.06            Tax Report to Partners and Former Partners.  Within 90 days after the end of each Fiscal Year, the Fund shall prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail information which will enable the Partner or former Partner (or its legal representative) to prepare their respective federal income tax returns in accordance with the laws, rules and regulations then prevailing.

ARTICLE X
MISCELLANEOUS

SECTION 10.01            Waiver of Partition.  Except as may be otherwise required by law in connection with the winding up, liquidation and dissolution of the Fund, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.

SECTION 10.02            Power of Attorney.  Each Limited Partner acknowledges and confirms that it has duly appointed the General Partner as its true and lawful attorney-in-fact for the limited purposes and on the terms and conditions specified in the power of attorney in the form contained in its Subscription Agreement.

SECTION 10.03            General.  This Agreement (a) shall be binding on the executors, administrators, estates, heirs and legal successors and representatives of the Partners; (b) may be executed by the General Partner as the attorney-in-fact for each Limited Partner pursuant to the power of attorney provided by each Limited Partner to the General Partner in the form contained in its Subscription Agreement and (c) may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

SECTION 10.04            Amendments to Partnership Agreement.  The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of the Limited Partners having a majority of the Interests in the Fund of the Limited Partners (determined on the basis of Capital Account balances) (other than Interests held directly by the General Partner), together with the written consent of the General Partner, insofar as consistent with the laws governing this Agreement; provided that without the consent of any Limited Partner, the General Partner may amend this Agreement (i) to reflect changes validly made in the membership of the Fund and the capital contributions and withdrawals by any Partner, (ii) to reflect a change in the name of the Fund or (iii) to make a change that is necessary or desirable to correct any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement and to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, so long as the change does not materially adversely affect the Limited Partners.  The consent of each adversely affected Partner, in addition to the written consent of the General Partner, must be obtained for any amendment which would (a) modify the provisions hereof relating to the maintenance and adjustment of Capital Accounts, (b) affect its (i) rights to distributions (other than by virtue of additional capital contributions by other Partners) or (ii) rights of contribution, (c) adversely affect its limited liability as a Limited Partner as provided herein or (d) amend the provisions of this Section 10.04.

SECTION 10.05            Governing Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and, without limitation thereof, that the Partnership Act as now adopted or as may hereafter amended shall govern the partnership aspects of this Agreement.

SECTION 10.06            Notices.  Each notice relating to this Agreement shall be in writing and delivered in person or by overnight courier service or registered or certified mail or by receipted facsimile.  All notices to the Fund shall be addressed to its office and principal place of business or, if given by facsimile, shall be sent to 214-661-7475 (provided, in the case of notice by facsimile, that a copy of such notice is sent by another means permitted herein at the same time that it is sent by facsimile).  All notices addressed to a Partner shall be addressed to the Partner at the address or, if sent by facsimile, to the facsimile number set forth in the records of the Fund.  Any Partner may designate a new address or facsimile number by notice to that effect given to the Fund.  Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered in person or by overnight courier or three business days following the date when it is so mailed by registered or certified mail or on the date that it is sent by facsimile (and a copy thereof sent by other means as provided above).

SECTION 10.07            Goodwill.  No value shall be placed on the name or goodwill of the Fund, which shall belong exclusively to the General Partner.

SECTION 10.08            Headings.  The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

SECTION 10.09            Pronouns.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

SECTION 10.10            Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, the Subscription Agreements or to the Fund’s affairs or the rights or interests of the Partners or withdrawn Partners or any of them, or the estate or legal representatives of any Partner or withdrawn Partner, or the breach or alleged breach of this Agreement, whether arising during the Fund’s term or at or after its termination or during or after the liquidation of the Fund, shall be settled by arbitration in Dallas, Texas (or, if applicable law requires some other forum, then such other forum) in accordance with the rules then obtaining of the American Arbitration Association.  If the parties to any such controversy are unable to agree upon an arbitrator or arbitrators, then an arbitrator shall be appointed in accordance with such rules.  The parties consent to the jurisdiction of the State District Court in Dallas County, Texas, and of the United States District Court for the Northern District of Texas, for all purposes in connection with any such arbitration.  The parties agree that any process or notice of motion or other application to either of such courts, and any paper in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

SECTION 10.11            Publicly Traded Partnership.  Notwithstanding any other provision of this Agreement, the General Partner may take such actions and impose such restrictions with respect to the transfer of Interests in the Fund, the admission of additional Partners, and withdrawals by Partners as the General Partner, in its sole discretion, deems necessary or appropriate to enable the Fund to avoid classification as a “publicly traded partnership” under Section 7704 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

GENERAL PARTNER:

Newcastle Capital Management, L.P., General Partner

By:	/s/ Mark E. Schwarz
Name:	Mark Schwarz
Title:	CEO

LIMITED PARTNERS:

Newcastle Partners, L.P.

By: Newcastle Capital Management, L.P.,
General Partner

By:	/s/ Mark E. Schwarz
Name:	Mark Schwarz
Title:	CEO

Schedule 1 – Designated Securities

Second Amended and Restated Convertible Promissory Note dated June 12, 2008 issued by Bell Industries, Inc., a California corporation, and Bell Industries, Inc., a Minnesota corporation